Exhibit 99.1

News Release	Contact: Kerry Hughes, Piedmont (770) 418 8678, kerry.hughes@piedmontreit.com

Piedmont Office Realty Trust Reaches Agreements in
Principle to Settle Class Action Litigation

ATLANTA, October 22, 2012 - Piedmont Office Realty Trust, Inc. (NYSE: PDM) today announced that it has reached agreements in principle to settle the two securities class action suits filed against the company and others in 2007 regarding disclosures in certain SEC filings. The settlements, which are subject to court approval following the negotiation and execution of definitive agreements and notice to the classes, will resolve the appeals and result in the final disposition of both cases.

The first suit challenged disclosures made in connection with Piedmont's April 2007 internalization transaction. On September 26, 2012, the Court granted Defendants' motion for summary judgment, and entered judgment in Defendants' favor dismissing all claims.

The second suit challenged disclosures made in separate 2007 Piedmont SEC filings relating to a tender offer and a charter amendment. On August 27, 2012, the Court granted Defendants' motion to dismiss, and entered judgment in Defendants' favor dismissing all claims. Plaintiffs had recently appealed both judgments to the Eleventh Circuit Court of Appeals.

Under the terms of the proposed settlements, Plaintiffs will dismiss the appeals of both suits and release all Defendants from liability in exchange for a total cash payment by Piedmont and its insurers of $4.9 million in the first suit, and $2.6 million in the second suit. While Piedmont has denied the allegations of these suits and has denied any liability to Plaintiffs, Piedmont's non-defendant independent directors approved the settlements to eliminate the uncertainties, burden and expense of further protracted litigation. The settlement amounts are within the respective limits of Piedmont's directors and officers' liability insurance policies, and Piedmont intends to seek recovery of the full amount of the settlements from its insurance carriers; however, the amounts that will ultimately be recovered from the carriers is uncertain.

“After more than five years, we are gratified to receive the recent rulings of the Court entering judgments in our favor and dismissing both cases, and we are satisfied that we reached agreements to end the appeals and finally dispose of these cases,” said Chief Executive Officer Donald A. Miller, CFA. “Our focus has been and will continue to be upon building long term value for our shareholders.”

About Piedmont: Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston. As of September 30, 2012, Piedmont's 74 wholly-owned office buildings were comprised of approximately 20.5 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor's and Moody's, Piedmont has maintained a low-leverage strategy while transacting $5.9 billion and $1.7 billion in property acquisitions and dispositions, respectively, during its fourteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Examples of forward-looking statements include those related to the negotiation and execution of definitive agreements for the settlements, the final terms of the settlements, the court's approval of these settlements and the amounts to be recovered from insurance carriers. You should not place any undue reliance on any of these forward-looking statements, which speak only as of the date they are made.